Filed Pursuant to Rule 424b3
Reg. No. 333-269067

PROSPECTUS SUPPLEMENT DATED JUNE 30, 2023

(to Proxy Statement/Prospectus dated June 22, 2023)

This prospectus supplement updates and supplements the information contained in the proxy statement/prospectus dated June 22, 2023 (the “Proxy Statement/Prospectus”), forming a part of a registration statement on Form F-4 (File No. 333-269067) (the “Registration Statement”) filed by Galata Acquisition Corp., a Cayman Islands exempted company (the “Company”). The Proxy Statement/Prospectus and Registration Statement relate to the issuance of securities of the Company in connection with the transactions contemplated by that certain Business Combination Agreement, dated July 29, 2022, by and among the Company, Galata Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Galata (“Merger Sub”), and Marti Technologies Inc., a Delaware corporation (“Marti”), pursuant to which, among other things, Merger Sub will merge with and into Marti (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Marti surviving the Merger as a wholly owned subsidiary of the Company.

This prospectus supplement incorporates into the Proxy Statement/Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 30, 2023.

You should read this prospectus supplement in conjunction with the Proxy Statement/Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Proxy Statement/Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Proxy Statement/Prospectus. This prospectus supplement is not complete without the Proxy Statement/Prospectus and should be read in conjunction with the Proxy Statement/Prospectus.

AN INVESTMENT IN OUR COMPANY INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 45 OF PROXY STATEMENT/PROSPECTUS, DATED JUNE 22, 2023.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Proxy Statement/Prospectus or this prospectus supplement or determined if the Proxy Statement/Prospectus or this prospectus supplement is truthful or complete.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2023

Galata Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-40588 (Commission File Number)	98-1704340 (IRS Employer Identification No.)

2001 S Street NW, Suite 320
Washington, DC 20009

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (202) 866-0901

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one Warrant	GLTA.U	NYSE American

Class A ordinary shares, par value $0.0001 per share	GLTA	NYSE American

Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	GLTA WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On June 30, 2023, the Galata Acquisition Corp., a Cayman Islands exempted company (the “Company”), issued a press release (the “Press Release”) announcing updates to its proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2023 (the “Proxy Statement/Prospectus”) in connection with the extraordinary general meeting of the Company scheduled to be held on July 5, 2023 (the “Meeting”) to, among other things, approve the proposed business combination with Marti Technologies Inc., a Delaware corporation (“Marti”). The Press Release announces: (i) the estimated Class A ordinary share, par value $0.0001 per share (“Class A Ordinary Share”), redemption price per share referenced in the Proxy Statement/Prospectus was incorrectly disclosed as “$10.26” and should be revised to “$10.46” based on the fair value of marketable securities held in the Company’s trust account as of March 31, 2023; (ii) the deadline for holders of Class A Ordinary Shares to complete procedures to elect to redeem Class A Ordinary Shares (the “Redemption Deadline”), which was initially scheduled for 5:00 p.m., New York City time, on June 30, 2023, has been rescheduled to 5:00 p.m., New York City time, on July 5, 2023; and (iii) that, because the Company is extending the Redemption Deadline, the Company plans to open the Meeting as scheduled on July 5, 2023, at 10:00 a.m. Eastern Time, subject to a quorum as set out in the Company's amended and restated articles of association, being present at the Meeting and then, with the consent of the Meeting, immediately adjourn the Meeting to July 6, 2023 at 10:00 a.m. New York City time at https://www.cstproxy.com/galatacorp/2023.

Important Additional Information and Where to Find It

INVESTORS and security holders are urged to read THE proxy statement/prospectus, any amendments or supplements Thereto and any other relevant documents to be filed with the sec in connection with the proposed business combination CAREFULLY AND IN THEIR ENTIRETY, when they become available, because they will contain important information about tHE COMPANY.

Shareholders of the Company can obtain copies of the registration statement, proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, at the SEC’s website at www.sec.gov. Documents filed with the SEC by the Company are also available free of charge by accessing the Company’s website at https://www.galatacorp.net, or, alternatively, by directing a request by mail to the Company at 2001 S Street NW, Suite 320, Washington, DC 20009.

Participants in the Solicitation

The Company and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to the proposed business combination under the rules of the SEC. Information about the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 31, 2023 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, which is available free of charge at the SEC’s website at www.sec.gov or by directing a request to the Company at 2001 S Street NW, Washington, DC 20009. Additional information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company shareholders in connection with the proposed business combination are set forth in the proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed business combination. Investors should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This report shall not constitute an offer to sell or the solicitation of a proxy, consent, or authorization with respect to or an offer to buy any securities in respect of the proposed business combination, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or an exemption therefrom.

Cautionary Statement Regarding Forward-Looking Information

This report contains statements that are not based on historical fact and are “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For example, statements about the expected timing of the completion of the proposed business combination, the benefits of the proposed business combination, the competitive environment, and the expected future performance and market opportunities of the Company and Marti are forward-looking statements. In some cases, you can identify forward looking statements by terminology such as, or which contain the words “will,” “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “possible,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and variations of these words or similar expressions. Such forward-looking statements are subject to risks, uncertainties and other factors. Actual results may differ materially from the expectations expressed or implied in the forward-looking statements as a result of known and unknown risks and uncertainties.

These forward-looking statements are based on estimates and assumptions that, while considered reasonable by the Company and its management and Marti and its management, as the case may be, are inherently uncertain and are subject to a number of risks and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company and Marti’s control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Known risks and uncertainties include but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; (2) the outcome of any legal proceedings that may be instituted against the Company, Marti, the combined company or others following the announcement of the proposed business combination; (3) the inability to complete the proposed business combination in a timely manner or at all (including due to the failure to obtain approval of the stockholders of the Company or to satisfy other conditions to closing); (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations; (5) the ability to meet applicable stock exchange listing standards at or following the consummation of the proposed business combination; (6) the risk that the proposed business combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the proposed business combination; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed business combination, including the amount of cash available following any redemptions by Company shareholders; (9) changes in applicable laws or regulations; (10) the possibility that Marti or the combined company may be adversely affected by other economic, business and/or competitive factors; (11) risks relating to the Company’s and Marti’s respective operating histories and the mobile transportation industry; (12) risks associated with doing business in an emerging market; (13) risks relating to Marti’s dependence on and use of certain intellectual property and technology; and (14) other risks and uncertainties set forth in the registration statement filed by the Company with the SEC in connection with the proposed business combination. The foregoing list of important factors is not exhaustive and you should carefully consider the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company from time to time with the SEC.

Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as may be required by applicable law, neither the Company nor Marti undertakes any duty to update or revise any forward-looking statements whether as a result of new information, new events, future events or circumstances, or otherwise.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The Exhibit Index is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No	Description

99.1	Press Release, dated June 30, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galata Acquisition Corp.
Dated: June 30, 2023

	By:	/s/ Daniel Freifeld
		Name:	Daniel Freifeld
		Title:	President

Exhibit 99.1

Galata Acquisition Corp. Announces Updates to its Proxy Statement/Prospectus and Extraordinary General Meeting in Connection with its Proposed Business Combination with Marti Technologies Inc.

WASHINGTON, D.C., June 30, 2023 — Galata Acquisition Corp. (the “Company”) announced today updates to its proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2023 (the “Proxy Statement/Prospectus”) in connection with the extraordinary general meeting of the Company scheduled to be held on July 5, 2023 (the “Meeting”) to, among other things, approve the proposed business combination with Marti Technologies Inc., a Delaware corporation (“Marti”).

The Proxy Statement/Prospectus understated the estimated Class A ordinary share, par value $0.0001 per share (“Class A Ordinary Share”), redemption price per share. Based on the fair value of marketable securities held in the Company’s trust account as of March 31, 2023, the estimated redemption value per share is $10.46 per Class A Ordinary Share, not $10.26 per Class A Ordinary Share, as previously disclosed in the Proxy Statement/Prospectus.

In order to allow investors additional time to consider the change in estimated redemption value, the Company is extending the deadline for holders of Class A Ordinary Shares to complete procedures to elect to redeem Class A Ordinary Shares (the “Redemption Deadline”), which was initially scheduled for 5:00 p.m., New York City time, on June 30, 2023, to 5:00 p.m., New York City time, on July 5, 2023. In connection with the extension of the Redemption Deadline to July 5, 2023, the Company plans to open the Meeting as scheduled on July 5, 2023, at 10:00 a.m., New York City time, subject to a quorum as set out in the Company's amended and restated articles of association, being present at the Meeting and then, with the consent of the Meeting, immediately adjourn the Meeting to July 6, 2023 at 10:00 a.m. New York City time at https://www.cstproxy.com/galatacorp/2023.

About Galata Acquisition Corporation

Galata Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. On August 1, 2022, the Company announced execution of a definitive business combination agreement with Marti, Turkey’s leading mobility app. The Company anticipates closing the Marti transaction in quarter three of 2023. The Company is led by CEO Kemal Kaya.

Important Additional Information and Where to Find It

INVESTORS and security holders are urged to read THE proxy statement/prospectus, any amendments or supplements Thereto and any other relevant documents to be filed with the sec in connection with the proposed business combination CAREFULLY AND IN THEIR ENTIRETY, when they become available, because they will contain important information about tHE COMPANY.

Shareholders of the Company can obtain copies of the registration statement, proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, at the SEC’s website at www.sec.gov. Documents filed with the SEC by the Company are also available free of charge by accessing the Company’s website at https://www.galatacorp.net, or, alternatively, by directing a request by mail to the Company at 2001 S Street NW, Suite 320, Washington, DC 20009.

Participants in the Solicitation

The Company and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to the proposed business combination under the rules of the SEC. Information about the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 31, 2023 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, which is available free of charge at the SEC’s website at www.sec.gov or by directing a request to the Company at 2001 S Street NW, Washington, DC 20009. Additional information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company shareholders in connection with the proposed business combination are set forth in the proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed business combination. Investors should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of a proxy, consent, or authorization with respect to or an offer to buy any securities in respect of the proposed business combination, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or an exemption therefrom.

Cautionary Statement Regarding Forward-Looking Information

This communication contains statements that are not based on historical fact and are “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For example, statements about the expected timing of the completion of the proposed business combination, the benefits of the proposed business combination, the competitive environment, and the expected future performance and market opportunities of the Company and Marti are forward-looking statements. In some cases, you can identify forward looking statements by terminology such as, or which contain the words “will,” “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “possible,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and variations of these words or similar expressions. Such forward-looking statements are subject to risks, uncertainties and other factors. Actual results may differ materially from the expectations expressed or implied in the forward-looking statements as a result of known and unknown risks and uncertainties.

These forward-looking statements are based on estimates and assumptions that, while considered reasonable by the Company and its management and Marti and its management, as the case may be, are inherently uncertain and are subject to a number of risks and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company and Marti’s control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Known risks and uncertainties include but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; (2) the outcome of any legal proceedings that may be instituted against the Company, Marti, the combined company or others following the announcement of the proposed business combination; (3) the inability to complete the proposed business combination in a timely manner or at all (including due to the failure to obtain approval of the stockholders of the Company or to satisfy other conditions to closing); (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations; (5) the ability to meet applicable stock exchange listing standards at or following the consummation of the proposed business combination; (6) the risk that the proposed business combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the proposed business combination; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed business combination, including the amount of cash available following any redemptions by Company shareholders; (9) changes in applicable laws or regulations; (10) the possibility that Marti or the combined company may be adversely affected by other economic, business and/or competitive factors; (11) risks relating to the Company’s and Marti’s respective operating histories and the mobile transportation industry; (12) risks associated with doing business in an emerging market; (13) risks relating to Marti’s dependence on and use of certain intellectual property and technology; and (14) other risks and uncertainties set forth in the registration statement filed by the Company with the SEC in connection with the proposed business combination. The foregoing list of important factors is not exhaustive and you should carefully consider the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company from time to time with the SEC.

Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as may be required by applicable law, neither the Company nor Marti undertakes any duty to update or revise any forward-looking statements whether as a result of new information, new events, future events or circumstances, or otherwise.

Media Contact
Galata Acquisition Corp.
info@galatacorp.net
www.galatacorp.net